UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 31, 2006

Ventana Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20931	94-2976937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1910 E. Innovation Park Drive

Tucson, AZ 85755

(Address of principal executive offices, including zip code)

(520) 887-2155

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2006, our Board of Directors, upon the recommendation of the Board’s Compensation Committee, adopted a new compensation plan for our outside directors.

The plan sets each outside director’s annual compensation at $100,000. Each director may elect to receive up to 100% of his annual compensation in cash if he satisfies certain stock ownership requirements. Otherwise, the form of payment of an outside director’s annual compensation will be a stock option reflecting the conversion to cash compensation. This option will be granted upon a director’s reelection at the annual meeting of stockholders each year.

The number of shares underlying the option shall be equal to the result obtained by dividing (i) 2 times the amount of cash compensation to be converted into an option by (ii) the average closing price of our stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option will be the closing price on the day of the annual meeting, and the option will vest in 12 equal monthly installments starting the first day of the month after the annual meeting when the award was made.

This description of the plan is qualified in its entirety by the actual terms of the Plan of Compensation for Outside Directors. A copy of this Plan is attached hereto as Exhibit 10.10 and is hereby incorporated by reference.

In addition to the outside director compensation outlined above, our Board of Directors has decided to pay the chairman of our Audit Committee an annual retainer of $10,000 and the chairman of our Compensation Committee an annual retainer of $5,000. Both annual retainers may be converted into option grants as further detailed in the attached Exhibit 10.10.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.10	Plan of Compensation for Outside Directors (as adopted on October 31, 2006).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/ Nicholas Malden
Nicholas Malden
Senior Vice President, Chief Financial Officer and Secretary

Date: November 3, 2006